FULTON FINANCIAL CORPORATION BYLAWS

Originally Adopted June 30, 1982; Amended September 20, 1983; Amended February 17, 1987 (Effective April 28, 1987); Amended June 20, 1989; Amended March 20, 1990 (Effective April 17, 1990); Amended October 20, 1998; Amended September 19, 2006; Amended December 18, 2007; Amended September 16, 2008; and Amended September 16, 2014.

ARTICLE I
SHAREHOLDER MEETINGS

Section 1. Place of Meetings. All meetings of the shareholders shall be held at such place, if any, either within or without the Commonwealth of Pennsylvania, as shall be designated from time to time by resolution of the Board of Directors and stated in the notice of the meeting. A meeting of shareholders may also be held by means of the Internet or other electronic communications technology in a fashion pursuant to which the shareholders have the opportunity to read or hear the proceedings substantially concurrently with their occurrence, vote on matters submitted to the shareholders, pose questions, make appropriate motions and comment on the business of the meeting, in which case the meeting need not be held at a particular geographic location.
Section 2. Annual Meeting. The Annual Meeting of the shareholders of Fulton Financial Corporation (the “Company”) shall be held on such day each year as may be fixed from time to time by the Board of Directors, or, if no day be so fixed, on the third Tuesday in April of each year. Directors shall be elected at the Annual Meeting of the shareholders and such other business as shall properly come before the meeting may be transacted.
Section 3. Special Meetings. Special meetings of the shareholders may be called at any time by: (a) the Chairman of the Board; (b) the Chief Executive Officer; (c) the Executive Committee of the Board of Directors; or (d) the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the whole Board of Directors. Special meetings may not be called by shareholders.
Section 4. Notice of Meetings. Written notice of all meetings of shareholders shall be given to shareholders of record entitled to vote at the meeting at least ten (10) days prior to the day of the meeting directed to the shareholder at the shareholder’s address as it appears on the books of the Company. Such notice shall state the date, hour and place of the meeting and shall also state the general nature of the business to be transacted in the case of a special meeting. Notices shall be deemed to have been delivered (i) when deposited in the United States mail or sent via an express mail service, postage prepaid, addressed to the shareholder at its address as it appears on the books of the Company, or (ii) when sent via facsimile transmission, e-mail or other electronic communication to the facsimile number or address for e-mail or other electronic communications supplied by the shareholder to the Company for the purpose of notice.
Section 5. Record Date. The Board of Directors may fix a date for the purpose of determining shareholders entitled to receive notice of and to vote at any meeting or to receive any dividend, distribution or allotment of rights or a date for any change, conversion or exchange of shares by fixing a record date not more than ninety (90) days or less than ten (10) days prior thereto.
Section 6. Voting List. The officer or agent having charge of the transfer books for the shares of the Company shall make a complete list of the shareholders entitled to vote at such meeting, arranged in alphabetical order, with the address of and the number of shares held by each. In accordance with the Pennsylvania Business Corporation Law of 1988, as amended, such list shall be kept on file at the registered office of the Company until the time of the meeting and shall be subject to inspection by any shareholder during usual business hours and shall also be made available for inspection by any shareholder at any time during the meeting.
Section 7. Quorum and Adjournment. A majority of the outstanding shares, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders. If any meeting of shareholders cannot be organized because of lack of a quorum, a majority of those shareholders present, in person or by proxy, shall have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine, without notice, other than an announcement at the meeting, until the requisite number of shareholders for a quorum shall be present, in person or by proxy.
Section 8. Majority Action. A majority of votes cast shall decide each matter submitted to the shareholders, except in cases where the vote of a larger number of shares is required under the Articles of Incorporation, any other provision of these Bylaws or by law and except that in elections of directors, the candidates receiving the highest number of votes shall be elected.
Section 9. Voting of Shares; Proxies. Each outstanding share entitled to vote at a meeting shall be entitled to one (1) vote on each matter. Shareholders may vote at any meeting of shareholders by proxy duly authorized in writing. A proxy shall be valid only for one meeting to be specified therein and any adjournments of such meeting. Proxies shall be dated and shall be filed with the Secretary of the Company. A proxy may be executed in writing by the shareholder or by his or her duly authorized attorney-in-fact. In addition, a telegram, telex, cablegram, datagram or similar transmission, or a photographic, facsimile or similar reproduction of a writing (or other proxy transmitted as permitted by law including, without limitation, by Internet, interactive voice response system or other means of electronic transmission) executed by the shareholder or by his or her duly authorized attorney-in-fact shall be treated as properly executed for purposes of this section, provided that such transmission sets forth or is submitted with information from which it can be determined that the transmission was authorized by the shareholder.
Section 10. Conduct of Meetings. At every meeting of the shareholders, the Chairman of the Board, or, in the absence of the Chairman of the Board, the Chief Executive Officer or, in his or her absence, an officer designated by the Chief Executive Officer, or, in the absence of such designation, a chairperson (who shall be one of the officers, if any is present) chosen by the shareholders of the Company present, shall act as chair of the meeting. The chair of the meeting shall appoint a person to serve as secretary of the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of a shareholders meeting as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations, the chair of any meeting of the shareholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules and regulations may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to shareholders of record of the Company, their duly authorized and constituted proxies or such other persons as the chair of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (f) limitations on the time allotted to questions or comments by participants. Business transacted at all special meetings shall be confined to the business and purposes stated in the call of the meeting.

Section 11. Judges of Election.
(a)    In advance of any meeting of shareholders, the Board of Directors may appoint judges of election, who may be employees of the Company, to act at the meeting or any adjournment thereof. The number of judges shall be one (1) or three (3). A person who is a candidate for office to be filled at the meeting shall not act as a judge. If judges of election are not so appointed, the chair or the presiding officer of the meeting may, and on the request of any shareholder entitled to vote at the meeting shall, appoint judges of election at the meeting.
(b)    In case any person appointed as a judge fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the Board of Directors in advance of the convening of the meeting or at the meeting by the individual chairing the meeting.
(c)    The judges of election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies, receive votes or ballots, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes, determine the result and do such acts as may be proper to conduct the election or vote with fairness to all shareholders. The judges of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three (3) judges of election, the decision, act or certificate of a majority shall be effective in all respects as the decision, act or certificate of all.
(d)    On request of the chair or the presiding officer of the meeting, or of any shareholder, the judges of election shall make a report in writing of any challenge or question or matter determined by them, and execute a certificate of any fact found by them. Any report or certificate made by them shall be prima facie evidence of the facts stated therein.
Section 12. No Action by Written Consent. No action required to be taken or which may be taken at any annual or special meeting of the shareholders may be taken without a duly called meeting and the power of the shareholders of the Company to consent in writing to action without a meeting is specifically denied.
ARTICLE II
DIRECTORS

Section 1. Powers. The business and affairs of the Company and all corporate powers shall be exercised by or under the authority of the Board of Directors, subject to any limitation imposed by law, the Articles of Incorporation, or these Bylaws as to action which requires approval by the shareholders.
Section 2. Number and Qualifications of Directors.
(a) The Board of Directors shall consist of not less than five (5) nor more than thirty-five (35) persons. The number of directors shall be fixed from time to time by resolution of the Board of Directors.
(b) Director nominees elected to the Board of Directors shall be elected for one-year terms and shall hold office until their respective successors are elected and have qualified, subject to the retirement provisions for directors under subsection (c) below.
(c) No person shall be nominated for election as a director who will attain the age of seventy-two (72) years on or before the date of the Annual Meeting of Shareholders at which he or she is to be elected.

Section 3. Nomination of Directors. Nomination for election to the Board of Directors may be made by or at the direction of the Board of Directors or by any shareholder entitled to vote for the election of directors. Nominations by a shareholder, shall be made in writing and shall be delivered or mailed to the Chairman of the Board or corporate secretary not less than the earlier of: (a) one hundred twenty (120) days prior to any meeting of shareholders called for the election of directors; or (b) the deadline for submitting shareholder proposals for inclusion in a proxy statement and form of proxy as calculated under Rule 14a-8(e) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (or any successor provision thereto). The shareholder notice to the Chairman of the Board or corporate secretary of a nomination shall set forth (i) the name and address of the shareholder who intends to make the nomination and a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to be present in person or by proxy at such meeting to nominate the person or persons to be nominated, (ii) the name, age, business address and residence address of each nominee proposed in such notice, (iii) the principal occupation or employment of each such nominee, (iv) the number of shares of capital stock of the Company that are beneficially owned by each such nominee, (v) a statement of qualifications of the proposed nominee and a letter from the nominee affirming that he or she will agree to serve as a director of the Company if elected by the shareholders; (vi) a description of all arrangements or understandings between the shareholder submitting the notice and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, and (vii) such other information regarding each nominee proposed by the shareholder as would have been required to be included in the proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by or at the direction of the Board of Directors. The chair of the meeting shall determine whether nominations have been made in accordance with the requirements of this Section and, if the chair of the meeting determines that a nomination is defective, the nomination and any votes cast for the nominee shall be disregarded.
Section 4. Election. Directors elected at the Annual Meeting shall be a single class of directors elected for a one-year term and shall hold office until their respective successors are elected and have qualified.
Section 5. Organizational Meeting. Following the Annual Meeting of Shareholders, the Chairman of the Board or the secretary of the meeting shall notify the directors-elect of their election and they shall meet at the first meeting of the Board of Directors following such Annual Meeting for the purpose of organizing the new Board, appointing officers and transacting such other business as may properly come before the meeting.
Section 6. Vacancies. A vacancy in the Board of Directors shall occur in the case of the happening of any of the following events: (a) a director shall die or resign; (b) the shareholders shall fail to elect the number of directors authorized to be elected at any meeting of shareholders at which any director is to be elected; (c) the Board of Directors shall by resolution have elected to increase the number of directors; (d) the Board of Directors shall declare vacant the office of any director for such cause as the Board may determine; or (e) a vacancy shall occur for any other reason.
Any vacancy occurring in the Board of Directors shall be filled by a majority of the remaining members of the Board of Directors, though less than a quorum, and each person so elected shall hold office until the next Annual Meeting of Shareholders and until his or her successor is duly elected and has qualified.
Section 7. Place of Meetings. All meetings of the Board of Directors shall be held at the administrative office of the Company at One Penn Square, Lancaster, Pennsylvania, or at such other place within or without this Commonwealth as may be designated from time to time by a majority of the directors or as may be designated in the notice calling the meeting.
Section 8. Regular Meetings. Regular meetings of the Board of Directors shall be held, without call or notice, on the third Tuesday of January, March, April, June, July, September, October and December or at such other times as a majority of the Board of Directors may from time to time determine. When any regular meeting of the Board of Directors falls upon a holiday, the meeting shall be held on the next business day unless the Board shall designate some other day.
Section 9. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer or at the request of three (3) or more directors. Not less than twenty-four (24) hours' notice of the date, time and place of any special meeting of the Board of Directors shall be given to each director by one of the following means: (a) in person; (b) by telephone; (c) via the Company’s electronic board portal; or (d) by written or electronic notice to the director's personal residence, business or email address appearing on the records of the Company, including by United States mail, express mail service, telegram, facsimile, or other electronic communication methods or written notice.
Section 10. Executive Sessions. Members of the Board of Directors who are "independent directors" pursuant to the rules adopted by the Securities and Exchange Commission and the listing requirements of any stock exchange or over the counter market on which any security of the Company is admitted for trading ("Independent Directors") shall meet in executive session at least twice a year. No notice of executive sessions need be given.
Section 11. Quorum and Majority Action. A majority of all the members of the Board of Directors in office shall constitute a quorum for the transaction of business. If at any time fixed for a meeting, including the meeting to organize the new Board following the Annual Meeting of Shareholders, a quorum is not present, the directors in attendance may adjourn the meeting from time to time until a quorum is obtained and the meeting may be held as adjourned without further notice. Except as otherwise provided herein or in the Articles of Incorporation, a majority of those directors present at any meeting of the Board of Directors at which a quorum is present shall decide each matter considered.
A director may not vote by proxy or otherwise act by proxy at a meeting of the Board of Directors.
Section 12. Conduct of Meetings. At every meeting of the Board of Directors, the Chairman of the Board shall preside and set the agenda. In the absence of the Chairman of the Board, the Chief Executive Officer, the Lead Independent Director (if the Board appoints a Lead Independent Director) or the President, in that order of preference, or in the absence, of the foregoing officers, an officer of the Company designated by one of them, or, in the absence of such designation, a chair chosen by a majority of the directors present, shall preside at such meeting. In the absence of the secretary or an assistant secretary of the Company, a person designated by the Chairman of the Board or by a chair selected to preside at the meeting in the Chairman’s absence, shall serve as secretary of meetings of the Board of Directors
One or more directors may participate in a meeting of the Board of Directors by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.
Section 13. Action Without Meeting. Unless otherwise restricted by the Articles of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors of or any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing, which shall include consent transmitted via electronic transmission or the Company’s electronic board portal, and the writing is filed with the minutes of proceedings of the Board of Directors or committee in accordance with applicable law.
Section 14. Mandatory Retirement. The office of a director shall be considered vacant at the Annual Meeting of Shareholders next following the date on which the director attains the age of seventy-two (72) years.
Section 15. Compensation. The Board of Directors, by the affirmative vote of a majority of the directors then in office and irrespective of any personal interest of any of its members, shall have authority to fix director compensation by establishing the fees to be paid to each director for attendance at board and committee meetings and any retainers or other compensation as appropriate for their services as directors of the Company; provided, however, that no such fee may be paid to any director who is also a salaried officer of the Company or of any subsidiary of the Company.
Section 16. Personal Liability of Directors.
(a)    General Rule. A director of the Company shall not be personally liable for monetary damages for any action taken or any failure to take any action, except to the extent that exemption from liability for monetary damages is not permitted under the laws of the Commonwealth of Pennsylvania as now or hereafter in effect. The provisions of this Subsection (a) are intended to exempt the directors of the Company from liability for monetary damages to the maximum extent permitted under the Pennsylvania Directors' Liability Act (42 Pa. C.S. §8361 et seq.) or under any other law now or hereafter in effect.
(b)    Specific Rule Under Directors' Liability Act. Without limitation of Subsection (a) above, a director of the Company shall not be personally liable for monetary damages for any action taken or any failure to take any action, unless: (i) the director has breached or failed to perform the duties of his office under Section 8363 of the Directors' Liability Act, and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The provisions of the preceding sentence shall not exempt a director from: (i) the responsibility or liability of a director pursuant to any criminal statute; or (ii) the liability of a director for the payment of taxes pursuant to local, state or federal law.
(c)    Modification or Repeal. The provisions of this Section may be modified or repealed by the Board of Directors in accordance with the procedures for amending these Bylaws; provided, however, that any such modification or repeal shall not have any effect upon the liability of a director relating to any action taken, any failure to take any action, or events which occurred prior to the effective date of such modification or repeal.
(d)    Effective Date. This Section shall become effective immediately following its ratification by the shareholders of the Company at a meeting of shareholders duly convened after notice to the shareholders of such purpose, and was ratified by shareholders as of June 30, 1982.
ARTICLE III
COMMITTEES

Section 1. Authority. The Board of Directors, by resolution adopted by a majority of the whole Board of Directors, may create such permanent or temporary committees as the Board of Directors deems necessary for the proper conduct of the business of the Company. Each committee shall consist of at least three (3) directors (with the exception of the Executive Committee which shall consist of at least five (5) directors in addition to the Chief Executive Officer) and shall have and may exercise such powers as shall be conferred or authorized by resolution of the Board and which are not inconsistent with these Bylaws or the Pennsylvania Business Corporation Law of 1988, as amended. The creation of any committee and the delegation to it of authority shall not relieve the Board of Directors of any responsibility imposed by law upon it.
Section 2. Appointment of Committees. At the annual organization meeting of the Board of Directors, following the Annual Meeting of the shareholders, the Chairman of the Board shall submit to the Board of Directors his or her recommendations for the members, chair, and vice chair, as appropriate, of each standing committee. The Board of Directors shall then appoint, in accordance with such recommendations or otherwise, the members, a chair and a vice-chair, if appropriate, for each such committee. If the appointees accept their appointment, they shall serve for one (1) year or until their successors are appointed. The Board of Directors may fill any vacancy occurring on any committee and may remove and replace any member of any committee. A director may be a member of more than one committee.
The Chairman of the Board, Chief Executive Officer and the President, if directors, shall be ex-officio members of all committees of the Board of Directors, except the Audit Committee, the Human Resources Committee, the Nominating and Corporate Governance Committee or any other committee required to have a requisite number of Independent Directors pursuant to the rules adopted by the Securities and Exchange Commission and the listing requirements of any stock exchange or over the counter market on which any security of the Company is admitted for trading, or any other applicable law or regulatory requirement.
Section 3. Place and Notice of Meetings. All committee meetings shall be held at the administrative office of the Company at One Penn Square, Lancaster, Pennsylvania or at such other place as may be designated by the chair of the committee or as may be designated in the notice calling the meeting.
Not less than twenty-four (24) hours' notice of the date, time and place of any special committee meeting shall be given to each member of that committee: (a) in person; (b) by telephone; (c) via the Company’s electronic board portal; or (d) by written or electronic notice to the member's personal residence, business, or email address appearing on the records of the Company, including by United States mail, express mail service, telegram, facsimile, or other electronic communication or written notice delivered to such place.
Section 4. Conduct of Committees. A majority of the membership of a committee shall constitute a quorum for the transaction of business; provided, however, that in any case where the Chairman of the Board, Chief Executive Officer and the President are members ex-officio of a committee and have not been specifically appointed to a committee by resolution of the Board of Directors, then the number of members of that committee necessary to constitute a quorum shall be that number which is a majority of the number of members of that committee other than the ex-officio members, but, for purposes of determining the presence of a quorum at any meeting of that committee, any ex-officio members who are present shall be counted. In any case, ex-officio committee members shall be entitled to vote.
Regular meetings of a committee may be held, without call or notice, at such times as the committee members decide or as the Board of Directors may require. Special meetings of a committee may be called at any time by its chair, vice-chair, the Chairman of the Board, the Chief Executive Officer or by the President. If the committee chair or vice-chair are unavailable, another committee member selected by vote of members in attendance shall preside over the committee meeting. Except for its chair (who shall be appointed by the Board of Directors), each committee may appoint a secretary and such other officers as the committee members deem necessary. Each committee shall have the power and authority to obtain from the appropriate officers of the Company all information necessary for the conduct of the proper business of the committee.
One or more directors may participate in a meeting of a committee by means of conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other.
The Board of Directors may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee or for the purposes of any written action by the committee. In the absence or disqualification of a member and alternate member or members of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of the absent or disqualified member.
Section 5. Executive Committee. There shall be a standing committee of the Board of Directors to be known as the Executive Committee consisting of the Chief Executive Officer and not less than five (5) directors. Such committee, during the intervals between meetings of the Board of Directors, shall exercise all the powers and authority of the Board of Directors in the management of the affairs of the Company, except that the committee shall not have any power or authority as to the following:
(a)    The submission to shareholders of any action requiring approval of shareholders including, but not limited to, the following: (i) a proposal to the shareholders of an amendment of the Articles of Incorporation; or (ii) adoption, or any proposal to the shareholders for adoption, of any plan of merger, consolidation, liquidation, dissolution or sale of substantially all of the assets of the Company;
(b)    The creation or filling of vacancies in the Board of Directors;
(c)     The adoption, amendment or repeal of the Bylaws;
(d)    The amendment or repeal of any resolution of the Board of Directors that by its terms is amendable or repealable only by the Board of Directors.
(e)    Action on matters committed by the bylaws or resolution of the Board of Directors exclusively to another committee of the Board of Directors.
(f)    The approval and authorization of the sale and issuance of long term debt;
(g)    The declaration of dividends;
(h)    The authorization of the issuance of stock; or
(i)    The authorization of the redemption of stock or distributions to shareholders.
The Executive Committee shall keep minutes of its proceedings and shall report on its activities at the regular meetings of the Board of Directors.
Meetings of the Executive Committee may be called from time to time by the persons specified in Article III Section 4, or, in their absence or inability to act, by a Vice President.

Section 6. Audit Committee. There shall be a standing committee of the Board of Directors to be known as the Audit Committee. The members of the Audit Committee shall consist exclusively of Independent Directors. The Audit Committee shall: (a) engage the independent accountants for the Company; (b) review with the independent accountants the scope of their examination; (c) receive the reports of the independent accountants and meet with the representatives of such accountants for the purpose of reviewing and considering questions relating to their examination and such reports; (d) review the internal accounting and auditing procedures of the Company; and (e) perform such other duties as may be deemed necessary to fulfill its obligations under applicable law and the listing requirements of any stock exchange or over the counter market on which any security of the Company is admitted for trading, or as set forth in an Audit Committee Charter approved by the Board of Directors from time to time.
Section 7. Nominating and Corporate Governance Committee. There shall be a standing committee of the Board of Directors to be known as the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall consist exclusively of Independent Directors. The Nominating and Corporate Governance Committee shall: (a) nominate candidates for election as director; (b) make recommendations to the Board of Directors with respect to qualifications of directors; (c) be the committee responsible for corporate governance matters of the Company; and (d) perform such other duties as may be deemed necessary to fulfill its obligations under applicable law and the listing requirements of any stock exchange or over the counter market on which any security of the Company is admitted for trading, or as set forth in a Nominating and Corporate Governance Committee Charter approved by the Board of Directors from time to time.
Section 8. Human Resources Committee. There shall be a standing committee of the Board of Directors to be known as the Human Resources Committee. The Human Resources Committee shall consist exclusively of Independent Directors. The Human Resources Committee shall: (a) take action and make recommendations to the Board of Directors with respect to the compensation of the executive officers of the Company; (b) be the committee responsible for compensation matters of the Company; and (c) perform such other duties as may be deemed necessary to fulfill its obligations under applicable law and the listing requirements of any stock exchange or over the counter market on which any security of the Company is admitted for trading, or as set forth in a Human Resources Committee Charter approved by the Board of Directors from time to time.
Section 9. Risk Committee. There shall be a standing committee of the Board of Directors to be known as the Risk Committee. The Risk Committee shall: (a) take action and make recommendations to the Board of Directors with respect to the oversight of the Company’s policies, procedures and practices relating to assessment and management of the Company’s enterprise-wide risks; (b) be the committee responsible for risk related matters of the Company; and (c) perform such other duties as may be deemed necessary to fulfill its obligations under applicable law and the listing requirements of any stock exchange or over the counter market on which any security of the Company is admitted for trading, or as set forth in a Risk Committee Charter approved by the Board of Directors from time to time.
ARTICLE IV
OFFICERS

Section 1. Number and Titles. The officers of the Company shall be a Chairman of the Board, a Chief Executive Officer, a President, one or more Vice-Presidents, a Secretary, a Treasurer and such other officers as may be appointed by the Board of Directors. The same person may hold two (2) or more offices, except both the offices of President and Treasurer.

Section 2. Election and Term. The “Senior Officers” of the Company, shall be elected annually by the Board of Directors and shall hold office until they shall resign, shall be removed or otherwise disqualified to serve, or their successors shall be elected and have qualified. Any senior officer elected or appointed by the Board of Directors may be removed by the Board of Directors at any time with or without cause. Any Junior Officer, defined in Section 4, below, may be removed by the Board of Directors or a Senior Officer of the Company at any time with or without cause. The removal of an officer shall be without prejudice to his or her contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. Any officer of the Company may resign at any time by giving written notice of his or her resignation to the president, secretary or a Senior Officer of the Company. Any such resignation shall take effect at the time specified therein, unless the Company elects to accelerate the effective date or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Should any vacancy occur among the officers, the position shall be filled for the unexpired portion of the term by appointment made by the Board of Directors or Chief Executive Officer.
Section 3. Chief Executive Officer. At the annual organization meeting of the Board of Directors following the Annual Meeting of shareholders, the Board shall designate an officer to be the Chief Executive Officer of the Company and who shall have general executive powers.
Section 4. Subordinate Officers. The Chief Executive Officer may appoint such other officers or agents as the officer may deem necessary, subject to the authority of the Board of Directors to disapprove any such appointment (“Junior Officers”). A Junior Officer shall hold office for such period, have such authority and perform such duties as may be determined by the Chief Executive Officer. The Board of Directors may delegate to any officer or committee the power to appoint Junior Officers and to specify their duties and authority and to determine their compensation.
Section 5. Chairman of the Board. The Chairman of the Board shall be a member of the Board of Directors. The Chairman of the Board shall, if present, preside at all meetings of the Board of Directors and shall be an ex-officio member of all committees of the Board of Directors to the extent permitted by Article III Section 2 above. The Chairman of the Board shall oversee the policies adopted or approved by the Board of Directors and the Chairman of the Board shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him or her by the Board of Directors. The Chairman of the Board shall have authority to sign the share certificates of the Company.
Section 6. President. The President of the Company, if elected or appointed as a director, shall be a member of the Board of Directors. In the absence or disability of the Chairman of the Board, the President shall perform all the duties of the Chairman of the Board. Subject to such supervisory powers as may be given by the Board of Directors to the Chairman of the Board, the President shall have and may exercise any and all powers and duties of supervision, direction and control of the business and affairs of the Company vested by law, regulation and practice in the office of President of a corporation and, in addition, the President shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him or her by the Board of Directors. The President shall be an ex-officio member of all committees of the Board of Directors, to the extent permitted by Article III Section 2 above. The President shall have the authority to sign the share certificates of the Company.
Section 7. Vice-President. Each Vice-President of the Company shall have such powers and duties as may be assigned to him or her by the Board of Directors. One Vice President shall be designated by the Board of Directors, in the absence or inability to act of the President, to perform all of the duties of the President.

Section 8. Secretary. The Secretary of the Company shall be responsible for the minute book of the Company. The Secretary shall attest such documents as may be required and, in addition, shall have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him or her by the Board of Directors. The Secretary shall have authority to sign the share certificates of the Company.
Section 9. Treasurer. The Treasurer of the Company shall be responsible for all of the Company's funds and securities, shall be responsible for keeping complete and accurate records relating thereto, and shall prepare such reports of the financial condition of the Company as may from time to time be requested by the Board of Directors. In addition, the Treasurer shall have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him or her by the Board of Directors. The Treasurer shall have the authority to sign the share certificates of the Company.
ARTICLE V
INDEMNIFICATION

Section 1. Indemnification. To the fullest extent permitted under the laws of the Commonwealth of Pennsylvania as now or hereinafter in effect, the Company shall defend and shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving, at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), amounts paid in settlement, judgments, and fines actually and reasonably incurred by such person in connection with such claim, action, suit or proceeding.
Section 2. Advance of Expenses. Expenses (including attorneys’ fees) incurred in defending a civil claim or a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such claim, action, suit, or proceeding, upon receipt of a written statement by or on behalf of the director, officer, employee, or agent to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by the Company as authorized in this Article V.
Section 3. Indemnification not Exclusive. The indemnification and advancement of expenses provided by this Article V shall not be deemed exclusive of any other right to which persons seeking indemnification and advancement of expenses may be entitled under any agreement, vote of disinterested directors or otherwise, both as to actions in such persons’ official capacity and as to their actions in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.
Section 4. Insurance, Contracts, Security. The Company may purchase and maintain insurance on behalf of any person, may enter into contracts of indemnification with any person, and may create a fund of any nature which may, but need not be, under the control of a trustee for the benefit of any person, and may otherwise secure in any manner its obligations with respect to indemnification and advancement of expenses, whether arising under this Article V or otherwise, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Article V.
Section 5. Effect of Amendment. Any repeal or modification of this Article V shall be prospective only. The adoption of this Article V, or any repeal or modification hereof, shall not adversely affect any limitation on the personal liability of a director of the Company or any right of any person to indemnification from the Company with respect to any action or failure to take any action occurring prior to the time of such adoption, repeal or modification.
Section 6. Severability. If, for any reason, any provision of this Article V shall be held invalid, such invalidity shall not affect any other provision not held so invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. If any provision of this Article V shall be held invalid in part, such invalidity shall in no way affect the remainder of such provision, and the remainder of such provision, together with all other provisions of this Article V, shall, to the full extent consistent with law, continue in full force and effect.
ARTICLE VI
EMERGENCIES

Section 1. Emergency Executive Committee. In the event of any emergency, which shall mean an attack on the United States, a nuclear disaster or another catastrophic event as a result of which a quorum of the Board of Directors cannot be readily assembled, any three (3) available directors shall constitute the Executive Committee and may exercise the full authority of that committee until such time as a duly elected Board of Directors can again assume full responsibility for and control of the Company.
ARTICLE VII
AMENDMENT

Section 1. Procedure. The authority to make, amend, alter, change or repeal the Bylaws of the Company is hereby expressly and solely granted to and vested in the Board of Directors, subject always to the power of the shareholders to make, amend, alter, change or repeal the Bylaws by the affirmative vote of the holders of not less than 85% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, at a meeting of shareholders duly convened after notice to the shareholders of such purpose. The authority hereby granted to and vested in the Board of Directors may be exercised upon the vote of a majority of the entire Board of Directors at any meeting of the Board, provided that ten (10) days' notice of the proposed amendment has been given to each director.
ARTICLE VIII
MISCELLANEOUS

Section 1. Restrictions on Transfer. To the extent that the Company adopts a shareholder rights plan, the Company may impose restrictions on the transfer of securities of the Company, and such restrictions are hereby authorized.
Section 2. Certificates and Uncertificated Shares; Transfer.
(a)    General. The interest of each shareholder of the Company may be evidenced by certificates for shares in such form as the appropriate officers of the Company may from time to time prescribe or they may be uncertificated; provided, however, that a designation that shares shall be uncertificated shall not apply to shares represented by a certificate until the certificate is surrendered to the Company.
(b)    Certificates. If shares are represented by certificates, such certificates shall be in the form, other than bearer form, approved by the Board of Directors. The certificates representing shares of stock of each class shall be signed by, or in the name of, the Company by the Chairman of the Board, the President, the Treasurer, the Secretary, or any other officer designated by the Board of Directors. Any or all such signatures may be facsimiles. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Company with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.
(c)    Transfer. Shares of the Company shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of shares shall be made on the books of the Company only by the holder of record thereof, by such person's attorney lawfully constituted in writing and, in the case of certificated shares, upon the surrender of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued. No transfer of stock shall be valid as against the Company for any purpose until it shall have been entered in the stock records of the Company by an entry showing from and to whom transferred. To the extent designated by the President or any Vice President or the Treasurer of the Company, the Company may recognize the transfer of fractional uncertificated shares, but shall not otherwise be required to recognize the transfer of fractional shares. The Board of Directors shall have power to appoint one or more transfer agents and registrars for the transfer and registration of the Company’s stock of any class, and may require, in the case of certificated shares of stock, that stock certificates shall be countersigned and registered by one or more such transfer agents and registrars.